Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in the Registration Statements of Internet America, Inc., on Form S-8 (Nos. 333-70461, 333-72109, 333-72111, 333-77153, 333-80277, 355-80285, and 333-92295) of our report dated September 3, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s change in its method of accounting for goodwill), appearing in the Annual Report on Form 10-K of Internet America, Inc., for the year ended June 30, 2003.

DELOITTE & TOUCHE LLP

Dallas, Texas

September 29, 2003